Exhibit 99.1

Phyllis M. Wise Joins Nike’s Board of Directors
19 November, 2009

BEAVERTON, Ore. (Nov. 19, 2009) – NIKE, Inc. (NYSE:NKE) today announced that Phyllis M. Wise, Ph.D. has been appointed to the Company's Board of Directors. Wise, 64, is the Executive Vice President and Provost of the University of Washington, where she is also professor of physiology and biophysics, biology, and obstetrics and gynecology.

"Dr. Wise’s outstanding academic career, experience as a respected university leader and administrator of a multi-billion-dollar budget for the University of Washington, is a rare combination that makes her an ideal addition to our board,” said Philip H. Knight, Nike Founder and Chairman. “We look forward to her contributions to expand Nike’s position as the industry leader in innovation.”

Wise was appointed Vice President and Provost of the University of Washington in August 2005 and became Executive Vice President in September 2007.

Wise has been a faculty member at a number of prominent research universities, first joining the University of Maryland School of Medicine as an assistant professor in 1976, and thereafter was appointed associate professor in 1982 and professor in 1987. At the University of Kentucky, she was appointed as professor and chair of the department of physiology in 1993 and in 2002, Wise was appointed as dean of the division of biological sciences and distinguished professor of neurobiology at the University of California Davis.

Wise has a doctorate in zoology from the University of Michigan, an honorary doctorate from Swarthmore College and is an elected member of the National Academies Institute of Medicine.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, visit www.nikebiz.com.